Equity Residential

Second Quarter 2023

Earnings Release & Supplemental Information

celebrating 30 years
of
Creating Communities
Where People Thrive

Investor Relations | Marty McKenna | (312) 474-1300 | investorrelations@eqr.com

Second Quarter 2023 Results

Corporate Headquarters:
Two North Riverside Plaza
Chicago, IL 60606
(312) 474-1300

Information included in this supplemental package is unaudited.

NEWS RELEASE - FOR IMMEDIATE RELEASE

July 27, 2023

Equity Residential Reports Second Quarter 2023 Results

Guidance Updated as Coastal Markets Experience Continued Strong Demand and Limited New Supply

Chicago, IL – July 27, 2023 - Equity Residential (NYSE: EQR) today reported results for the quarter and six months ended June 30, 2023.

Second Quarter 2023 Results

All per share results are reported as available to common shares/units on a diluted basis.

	Quarter Ended June 30,
	2023	2022	$ Change	% Change
Earnings Per Share (EPS)	$0.37	$0.59	$(0.22)	(37.3%)
Funds from Operations (FFO) per share	$0.93	$0.89	$0.04	4.5%
Normalized FFO (NFFO) per share	$0.94	$0.89	$0.05	5.6%

	Six Months Ended June 30,
	2023	2022	$ Change	% Change
Earnings Per Share (EPS)	$0.92	$0.78	$0.14	17.9%
Funds from Operations (FFO) per share	$1.78	$1.66	$0.12	7.2%
Normalized FFO (NFFO) per share	$1.82	$1.66	$0.16	9.6%

“Same store revenue performance remains strong and in line with our May 2023 guidance increase. The supply picture in the coastal markets where we predominantly operate remains favorable, demand is steady and we see continued progress in mitigating delinquency in Southern California,” said Mark J. Parrell, Equity Residential’s President and CEO. “We also are pleased to again update our guidance as a result of pending favorable refinancing activity as well as second half same store expenses that we anticipate will be lower than previously expected.”

Recent Highlights

•
Same store revenue increased 5.5% for the second quarter of 2023 compared to the second quarter of 2022. The Company increased its 2023 annual same store revenue growth guidance midpoint to 5.875% in May 2023.
•
Same store expense growth for the second quarter of 2023 compared to the second quarter of 2022 was 5.5%. The Company expects lower same store expense growth in the second half of the year and has lowered its full year same store expense guidance midpoint down 25 basis points to 4.25% from 4.5%.
•
The Company lowered its EPS guidance and increased its FFO and Normalized FFO per share guidance as described on page 2.
•
In July 2023, the Company locked the interest rate on secured loans totaling $530.0 million, which, subject to customary conditions, are anticipated to close in September 2023. After the effect of the Company’s hedges, the economic rate on these ten-year loans will be approximately 4.7%. The proceeds from these loans will be used, along with funding from the Company’s Commercial Paper Program, to paydown the $800.0 million secured debt pool that matures in November 2023 and carries an interest rate of 4.21%. After this paydown, the Company will have no significant debt maturities, other than commercial paper, until June 2025.
•
During the second quarter of 2023, the Company began the lease up of its new 312-unit development in Washington, D.C. The property is expected to stabilize in the third quarter of 2024 at a Development Yield of 5.7%.

Full Year 2023 Guidance

The Company has revised its guidance for its full year 2023 same store operating performance, EPS, FFO per share and Normalized FFO per share as listed below:

	Revised	Previous (1)	Change at Midpoint
Same Store (includes Residential and Non-Residential):
Physical Occupancy	96.0%	96.0%	0.0%
Revenue change	5.5% to 6.25%	5.5% to 6.25%	0.0%
Expense change	4.0% to 4.5%	4.0% to 5.0%	(0.25%)
Net Operating Income (NOI) change	6.3% to 7.0%	6.0% to 7.0%	0.15%

EPS	$1.95 to $2.01	$2.02 to $2.12	$(0.09)
FFO per share	$3.72 to $3.78	$3.69 to $3.79	$0.01
Normalized FFO per share	$3.77 to $3.83	$3.73 to $3.83	$0.02

(1)
Represents the updated guidance provided in the Company's May 30, 2023 press release.

The change in the full year 2023 EPS guidance range is due primarily to higher expected depreciation expense, lower expected property sale gains and the items described below.

The change in the full year 2023 FFO per share guidance range is due primarily to higher expected other expenses and the items described below.

The change in the full year 2023 Normalized FFO per share guidance range is due primarily to:

Positive/(Negative) Impact
Revised Full Year 2023 vs. Previous Full Year 2023
Residential same store NOI	$0.01
Interest expense, net	0.02
Other items	(0.01)
Net	$0.02

The Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 29 through 34 of this release. Reconciliations and definitions of FFO and Normalized FFO are provided on pages 7, 31 and 32 of this release.

Results Per Share

The changes in EPS for the quarter and six months ended June 30, 2023 compared to the same periods of 2022 are due primarily to lower property sale gains and lower depreciation expense in the current period, the various adjustment items listed on page 27 of this release and the items described below.

The per share changes in FFO for the quarter and six months ended June 30, 2023 compared to the same periods of 2022 are due primarily to the various adjustment items listed on page 27 of this release and the items described below.

The per share changes in Normalized FFO are due primarily to:

	Positive/(Negative) Impact
	Second Quarter 2023 vs. Second Quarter 2022	June YTD 2023 vs. June YTD 2022
Residential same store NOI	$0.06	$0.17
Lease-Up NOI	0.01	0.02
2023 and 2022 transaction activity impact on NOI, net	(0.01)	(0.02)
Interest expense, net	0.01	0.03
Corporate overhead (1)	(0.02)	(0.01)
Other items (2)	–	(0.03)
Net	$0.05	$0.16

(1)
Corporate overhead includes property management and general and administrative expenses.
(2)
Primarily represents the negative impact from property damage associated with the California rain storms that occurred earlier this year.

Same Store Results

The following table shows the total same store results for the periods presented.

	Second Quarter 2023 vs. Second Quarter 2022	Second Quarter 2023 vs. First Quarter 2023	June YTD 2023 vs. June YTD 2022
Apartment Units	77,545	78,531	76,952
Physical Occupancy	95.9% vs. 96.7%	95.9% vs. 95.9%	95.9% vs. 96.6%

Revenues	5.5%	1.7%	7.3%
Expenses	5.5%	(4.3%)	6.4%
NOI	5.4%	4.7%	7.7%

On page 11 of this release, the Company has provided a breakout of Residential and Non-Residential same store results with definitions that can be found on page 33 of this release. Non-Residential operations account for approximately 3.8% of total revenues for the six months ended June 30, 2023.

The following table reflects the detail of the change in Same Store Residential Revenues, which is presented on a GAAP basis showing Leasing Concessions on a straight-line basis.

	Second Quarter 2023 vs. Second Quarter 2022	Second Quarter 2023 vs. First Quarter 2023	June YTD 2023 vs. June YTD 2022
	% Change	% Change	% Change
Same Store Residential Revenues- comparable period
Lease rates	7.3%	1.1%	8.2%
Leasing Concessions	(0.1%)	(0.1%)	0.1%
Vacancy gain (loss)	(0.9%)	(0.1%)	(0.8%)
Bad Debt, Net (1)	(1.6%)	0.3%	(0.9%)
Other (2)	0.8%	0.6%	0.7%
Same Store Residential Revenues- current period	5.5%	1.8%	7.3%

(1)
Change in rental income due to bad debt write-offs and reserves, net of amounts (including governmental rental assistance payments) collected on previously written-off or reserved accounts. Comparable period changes in quarterly Bad Debt, Net will be volatile throughout 2023 primarily due to the timing of governmental rental assistance received in 2022. See page 13 for more detail.
(2)
Includes ancillary income, utility recoveries, early lease termination income, miscellaneous income and other items.

See page 12 for detail and reconciliations of Same Store Residential Revenues on a GAAP basis to Same Store Residential Revenues with Leasing Concessions on a cash basis.

Residential Same Store Operating Statistics

The following table includes select operating metrics for Residential Same Store Properties (for 76,952 same store apartment units):

	July 2023 (1)	Q2 2023	Q1 2023
Physical Occupancy	95.8%	95.9%	95.9%
Percentage of Residents Renewing by quarter/month	54.0%	57.0%	59.0%

New Lease Change	2.2%	2.3%	1.3%
Renewal Rate Achieved	5.9%	5.9%	6.1%
Blended Rate	4.2%	4.3%	3.9%

(1)
July 2023 results are preliminary.

Investment Activity

The Company acquired two operating properties during the second quarter of 2023 - a recently completed 262-unit apartment property in Atlanta, which is currently in lease up, for approximately $78.6 million at a stabilized Acquisition Cap Rate of 6.6% (5.7% when removing certain real estate tax benefits that will reduce over time) and a 287-unit property in suburban Denver built in 2022, for approximately $108.0 million at an Acquisition Cap Rate of 5.0%. The Company did not acquire any properties during the first quarter of 2023.

The Company did not sell any properties during the second quarter of 2023. During the first quarter of 2023, the Company sold a small portfolio of seven properties in Los Angeles with an average age of 25 years, consisting of 247 apartment units, for an aggregate sale price of approximately $135.3 million at a weighted average Disposition Yield of 5.3%, generating an Unlevered IRR of 8.7%.

Capital Markets Activity

In July 2023, the Company locked the interest rate on secured loans totaling $530.0 million, which, subject to customary conditions, are anticipated to close in September 2023. After the effect of the Company’s hedges, the economic rate on these ten-year loans will be approximately 4.7%. The proceeds from these loans will be used, along with funding from the Company’s Commercial Paper Program, to paydown the $800.0 million secured debt pool that matures in November 2023 and carries an interest rate of 4.21%. After this paydown, the Company will have no significant debt maturities, other than commercial paper supported by its revolving credit facility due in 2027, until June 2025.

Third Quarter 2023 Guidance

The Company has established guidance ranges for the third quarter of 2023 EPS, FFO per share and Normalized FFO per share as listed below:

Q3 2023 Guidance
EPS	$0.59 to $0.63
FFO per share	$0.94 to $0.98
Normalized FFO per share	$0.95 to $0.99

The difference between the second quarter of 2023 actual EPS of $0.37 and the third quarter of 2023 EPS guidance midpoint of $0.61 is due primarily to higher expected property sale gains and the items described below.

The difference between the second quarter of 2023 actual FFO of $0.93 per share and the third quarter of 2023 FFO guidance midpoint of $0.96 per share is due primarily to the items described below.

The difference between the second quarter of 2023 actual Normalized FFO of $0.94 per share and the third quarter of 2023 Normalized FFO guidance midpoint of $0.97 per share is due primarily to:

Positive/(Negative) Impact
Third Quarter 2023 vs. Second Quarter 2023
Residential same store NOI	$0.01
Corporate overhead	0.02
Net	$0.03

About Equity Residential

Equity Residential is committed to creating communities where people thrive. The Company, a member of the S&P 500, is focused on the acquisition, development and management of residential properties located in and around dynamic cities that attract affluent long-term renters. Equity Residential owns or has investments in 304 properties consisting of 80,212 apartment units, with an established presence in Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California, and an expanding presence in Denver, Atlanta, Dallas/Ft. Worth and Austin. For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, government regulations and competition. These and other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the Company’s conference call discussing these results will take place tomorrow, Friday, July 28, 2023 at 10:00 a.m. CT. Please visit the Investor section of the Company’s website at www.equityapartments.com for the webcast link.

Equity Residential

Consolidated Statements of Operations

(Amounts in thousands except per share data)

(Unaudited)

	Six Months Ended June 30,		Quarter Ended June 30,
	2023	2022	2023	2022
REVENUES
Rental income	$1,422,397	$1,340,378	$717,309	$687,030

EXPENSES
Property and maintenance	262,350	241,229	124,771	116,355
Real estate taxes and insurance	209,749	202,538	103,080	101,850
Property management	62,145	57,306	30,679	26,559
General and administrative	35,041	33,661	18,876	16,423
Depreciation	437,185	453,767	221,355	223,806
Total expenses	1,006,470	988,501	498,761	484,993

Net gain (loss) on sales of real estate properties	100,122	107,795	(87)	107,897

Operating income	516,049	459,672	218,461	309,934

Interest and other income	3,669	4,124	2,131	596
Other expenses	(15,559)	(5,436)	(6,564)	(2,380)
Interest:
Expense incurred, net	(131,991)	(144,681)	(65,590)	(71,889)
Amortization of deferred financing costs	(3,996)	(4,201)	(2,017)	(2,124)
Income before income and other taxes, income (loss) from investments in unconsolidated entities and net gain (loss) on sales of land parcels	368,172	309,478	146,421	234,137
Income and other tax (expense) benefit	(634)	(573)	(336)	(291)
Income (loss) from investments in unconsolidated entities	(2,605)	(2,429)	(1,223)	(1,168)
Net income	364,933	306,476	144,862	232,678
Net (income) loss attributable to Noncontrolling Interests:
Operating Partnership	(11,613)	(10,027)	(4,554)	(7,633)
Partially Owned Properties	(2,082)	(1,583)	(1,105)	(944)
Net income attributable to controlling interests	351,238	294,866	139,203	224,101
Preferred distributions	(1,545)	(1,545)	(773)	(773)
Net income available to Common Shares	$349,693	$293,321	$138,430	$223,328

Earnings per share – basic:
Net income available to Common Shares	$0.92	$0.78	$0.37	$0.59
Weighted average Common Shares outstanding	378,492	375,640	378,642	375,769

Earnings per share – diluted:
Net income available to Common Shares	$0.92	$0.78	$0.37	$0.59
Weighted average Common Shares outstanding	391,063	389,463	391,187	389,363

Distributions declared per Common Share outstanding	$1.325	$1.25	$0.6625	$0.625

Equity Residential

Consolidated Statements of Funds From Operations and Normalized Funds From Operations

(Amounts in thousands except per share and Unit data)

(Unaudited)

	Six Months Ended June 30,		Quarter Ended June 30,
	2023	2022	2023	2022
Net income	$364,933	$306,476	$144,862	$232,678
Net (income) loss attributable to Noncontrolling Interests – Partially Owned Properties	(2,082)	(1,583)	(1,105)	(944)
Preferred distributions	(1,545)	(1,545)	(773)	(773)
Net income available to Common Shares and Units	361,306	303,348	142,984	230,961

Adjustments:
Depreciation	437,185	453,767	221,355	223,806
Depreciation – Non-real estate additions	(2,259)	(2,114)	(1,103)	(1,062)
Depreciation – Partially Owned Properties	(1,055)	(1,554)	(510)	(661)
Depreciation – Unconsolidated Properties	1,226	1,240	594	620
Net (gain) loss on sales of unconsolidated entities - operating assets	—	(9)	—	—
Net (gain) loss on sales of real estate properties	(100,122)	(107,795)	87	(107,897)
FFO available to Common Shares and Units	696,281	646,883	363,407	345,767

Adjustments (see note for additional detail):
Write-off of pursuit costs	1,993	2,515	661	1,052
Debt extinguishment and preferred share redemption (gains) losses	47	469	47	469
Non-operating asset (gains) losses	1,031	(1,330)	317	312
Other miscellaneous items	11,343	(185)	5,051	186
Normalized FFO available to Common Shares and Units	$710,695	$648,352	$369,483	$347,786

FFO	$697,826	$648,428	$364,180	$346,540
Preferred distributions	(1,545)	(1,545)	(773)	(773)
FFO available to Common Shares and Units	$696,281	$646,883	$363,407	$345,767
FFO per share and Unit – basic	$1.79	$1.67	$0.93	$0.89
FFO per share and Unit – diluted	$1.78	$1.66	$0.93	$0.89

Normalized FFO	$712,240	$649,897	$370,256	$348,559
Preferred distributions	(1,545)	(1,545)	(773)	(773)
Normalized FFO available to Common Shares and Units	$710,695	$648,352	$369,483	$347,786
Normalized FFO per share and Unit – basic	$1.82	$1.67	$0.95	$0.90
Normalized FFO per share and Unit – diluted	$1.82	$1.66	$0.94	$0.89

Weighted average Common Shares and Units outstanding – basic	389,942	387,531	390,032	387,664
Weighted average Common Shares and Units outstanding – diluted	391,063	389,463	391,187	389,363

Note: See Adjustments from FFO to Normalized FFO for additional detail regarding the adjustments from FFO to Normalized FFO. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

Equity Residential

Consolidated Balance Sheets

(Amounts in thousands except for share amounts)

(Unaudited)

	June 30,	December 31,
	2023	2022
ASSETS
Land	$5,579,211	$5,580,878
Depreciable property	22,697,597	22,334,369
Projects under development	50,916	112,940
Land held for development	61,334	60,567
Investment in real estate	28,389,058	28,088,754
Accumulated depreciation	(9,428,549)	(9,027,850)
Investment in real estate, net	18,960,509	19,060,904
Investments in unconsolidated entities[1]	304,710	279,024
Cash and cash equivalents	35,701	53,869
Restricted deposits	88,941	83,303
Right-of-use assets	463,704	462,956
Other assets	292,164	278,206
Total assets	$20,145,729	$20,218,262

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$1,913,069	$1,953,438
Notes, net	5,345,373	5,342,329
Line of credit and commercial paper	184,474	129,955
Accounts payable and accrued expenses	118,316	96,028
Accrued interest payable	66,238	66,310
Lease liabilities	313,866	308,748
Other liabilities	294,263	306,941
Security deposits	69,427	68,940
Distributions payable	258,841	244,621
Total liabilities	8,563,867	8,517,310

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	355,319	318,273
Equity:
Shareholders' equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 745,600 shares issued and outstanding as of June 30, 2023 and December 31, 2022	37,280	37,280
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 379,032,722 shares issued and outstanding as of June 30, 2023 and 378,429,708 shares issued and outstanding as of December 31, 2022	3,790	3,784
Paid in capital	9,472,628	9,476,085
Retained earnings	1,506,460	1,658,837
Accumulated other comprehensive income (loss)	3,708	(2,547)
Total shareholders’ equity	11,023,866	11,173,439
Noncontrolling Interests:
Operating Partnership	207,405	209,961
Partially Owned Properties	(4,728)	(721)
Total Noncontrolling Interests	202,677	209,240
Total equity	11,226,543	11,382,679
Total liabilities and equity	$20,145,729	$20,218,262

1 Includes $242.4 million and $218.0 million in unconsolidated development projects as of June 30, 2023 and December 31, 2022, respectively. See Development and Lease-Up Projects for additional detail on unconsolidated projects.

Equity Residential Portfolio Summary As of June 30, 2023

			% of Stabilized	Average
		Apartment	Budgeted	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate
Established Markets:
Los Angeles	59	15,012	17.7%	$2,876
Orange County	13	4,028	5.2%	2,787
San Diego	12	2,878	4.0%	2,997
Subtotal – Southern California	84	21,918	26.9%	2,875

San Francisco	44	11,790	15.8%	3,285
Washington, D.C.	48	15,028	15.6%	2,592
New York	34	8,536	13.9%	4,488
Boston	27	7,170	11.5%	3,477
Seattle	46	9,526	11.0%	2,587
Subtotal – Established Markets	283	73,968	94.7%	3,092

Expansion Markets:
Denver	9	2,785	2.8%	2,417
Atlanta	5	1,477	1.4%	2,196
Dallas/Ft. Worth	4	1,241	0.7%	1,875
Austin	3	741	0.4%	1,831
Subtotal – Expansion Markets	21	6,244	5.3%	2,189
Total	304	80,212	100.0%	$3,022

	Properties	Apartment Units
Wholly Owned Properties	289	76,986
Partially Owned Properties – Consolidated	15	3,226
	304	80,212

Note: Projects under development are not included in the Portfolio Summary until construction has been completed.

2nd Quarter 2023 Earnings Release	9

Equity Residential

Portfolio Rollforward Q2 2023

($ in thousands)

	Properties	Apartment Units	Purchase Price	Acquisition Cap Rate
3/31/2023	301	79,351
Acquisitions:
Consolidated Rental Properties	1	287	$108,000	5.0%
Consolidated Rental Properties – Not Stabilized (1)	1	262	$78,600	6.6%

Completed Developments – Consolidated	1	312
6/30/2023	304	80,212

Portfolio Rollforward 2023

($ in thousands)

	Properties	Apartment Units	Purchase Price	Acquisition Cap Rate
12/31/2022	308	79,597
Acquisitions:
Consolidated Rental Properties	1	287	$108,000	5.0%
Consolidated Rental Properties – Not Stabilized (1)	1	262	$78,600	6.6%

			Sales Price	Disposition Yield
Dispositions:
Consolidated Rental Properties	(7)	(247)	$(135,300)	(5.3%)

Completed Developments – Consolidated	1	312
Configuration Changes	—	1
6/30/2023	304	80,212
(1)
The Company acquired one property in the Atlanta market in the second quarter of 2023 that is in lease-up and is expected to stabilize in its second year of ownership at the Acquisition Cap Rate listed above (5.7% when removing certain real estate tax benefits that will reduce over time).

2nd Quarter 2023 Earnings Release	10

Equity Residential

Second Quarter 2023 vs. Second Quarter 2022

Same Store Results/Statistics Including 77,545 Same Store Apartment Units

($ in thousands except for Average Rental Rate)

Second Quarter 2023								Second Quarter 2022
	Residential		% Change	Non- Residential	% Change	Total	% Change		Residential	Non- Residential	Total
Revenues	$672,595	(1)	5.5%	$24,849	4.3%	$697,444	5.5%	Revenues	$637,547	$23,827	$661,374
Expenses	$212,114		5.3%	$6,920	14.2%	$219,034	5.5%	Expenses	$201,520	$6,058	$207,578
NOI	$460,481		5.6%	$17,929	0.9%	$478,410	5.4%	NOI	$436,027	$17,769	$453,796

Average Rental Rate	$3,017		6.4%					Average Rental Rate	$2,836
Physical Occupancy	95.9%		(0.8%)					Physical Occupancy	96.7%
Turnover	11.6%		0.4%					Turnover	11.2%

Second Quarter 2023 vs. First Quarter 2023

Same Store Results/Statistics Including 78,531 Same Store Apartment Units

($ in thousands except for Average Rental Rate)

Second Quarter 2023								First Quarter 2023
	Residential		% Change	Non- Residential	% Change	Total	% Change		Residential	Non- Residential	Total
Revenues	$683,155	(1)	1.8%	$26,456	(1.8%)	$709,611	1.7%	Revenues	$670,793	$26,951	$697,744
Expenses	$215,239		(4.5%)	$7,368	2.3%	$222,607	(4.3%)	Expenses	$225,376	$7,202	$232,578
NOI	$467,916		5.1%	$19,088	(3.3%)	$487,004	4.7%	NOI	$445,417	$19,749	$465,166

Average Rental Rate	$3,026		1.8%					Average Rental Rate	$2,972
Physical Occupancy	95.9%		0.0%					Physical Occupancy	95.9%
Turnover	11.6%		2.5%					Turnover	9.1%

June YTD 2023 vs. June YTD 2022

Same Store Results/Statistics Including 76,952 Same Store Apartment Units

($ in thousands except for Average Rental Rate)

June YTD 2023								June YTD 2022
	Residential		% Change	Non- Residential	% Change	Total	% Change		Residential	Non- Residential	Total
Revenues	$1,324,993	(1)	7.3%	$50,085	7.0%	$1,375,078	7.3%	Revenues	$1,235,134	$46,813	$1,281,947
Expenses	$430,638		6.2%	$13,613	11.6%	$444,251	6.4%	Expenses	$405,484	$12,202	$417,686
NOI	$894,355		7.8%	$36,472	5.4%	$930,827	7.7%	NOI	$829,650	$34,611	$864,261

Average Rental Rate	$2,995		8.0%					Average Rental Rate	$2,772
Physical Occupancy	95.9%		(0.7%)					Physical Occupancy	96.6%
Turnover	20.6%		0.4%					Turnover	20.2%

(1)
See page 12 for Same Store Residential Revenues with Leasing Concessions reflected on a cash basis. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.

2nd Quarter 2023 Earnings Release	11

Equity Residential

Same Store Residential Revenues – GAAP to Cash Basis (1)

($ in thousands)

	Second Quarter 2023 vs. Second Quarter 2022		Second Quarter 2023 vs. First Quarter 2023		June YTD 2023 vs. June YTD 2022
	77,545 Same Store Apartment Units		78,531 Same Store Apartment Units		76,952 Same Store Apartment Units
	Q2 2023	Q2 2022	Q2 2023	Q1 2023	June YTD 2023	June YTD 2022
Same Store Residential Revenues (GAAP Basis)	$672,595	$637,547	$683,155	$670,793	$1,324,993	$1,235,134
Leasing Concessions amortized	2,705	2,156	3,256	2,846	4,744	6,005
Leasing Concessions granted	(3,921)	(1,503)	(4,125)	(4,241)	(7,766)	(3,057)
Same Store Residential Revenues with Leasing Concessions on a cash basis	$671,379	$638,200	$682,286	$669,398	$1,321,971	$1,238,082

% change - GAAP revenue	5.5%		1.8%		7.3%

% change - cash revenue	5.2%		1.9%		6.8%

(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.

Same Store Net Operating Income By Quarter

Including 76,952 Same Store Apartment Units

($ in thousands)

	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
Same store revenues	$693,403	$681,675	$676,011	$671,160	$657,582
Same store expenses	217,461	226,790	210,795	214,495	206,152
Same store NOI (includes Residential and Non-Residential)	$475,942	$454,885	$465,216	$456,665	$451,430

2nd Quarter 2023 Earnings Release	12

Equity Residential

Same Store Resident/Tenant Accounts Receivable Balances

Including 76,952 Same Store Apartment Units

($ in thousands)

	Residential			Non-Residential
Balance Sheet (Other assets):	June 30, 2023		March 31, 2023	June 30, 2023	March 31, 2023
Resident/tenant accounts receivable balances	$26,628		$32,408	$2,389	$2,414
Allowance for doubtful accounts	(22,335)		(28,430)	(1,383)	(1,500)
Net receivable balances	$4,293		$3,978	$1,006	$914

Straight-line receivable balances	$6,067	(1)	$4,861	$13,546	$13,607

(1)
Total same store Residential Leasing Concessions granted in the second quarter of 2023 were approximately $3.9 million. The straight-line receivable balance of $6.1 million reflects Residential Leasing Concessions that the Company expects will be primarily recognized as a reduction of rental revenues in the remainder of 2023 and the first half of 2024.

Same Store Residential Bad Debt

Including 76,952 Same Store Apartment Units

($ in thousands)

Income Statement (Rental income):	Q2 2023	Q1 2023	Q2 2022
Bad debts before governmental rental assistance	$9,504	$11,866	$13,287
Governmental rental assistance received	(655)	(1,167)	(14,398)
Bad Debt, Net	$8,849	$10,699	$(1,111)

Bad Debt, Net as a % of Same Store Residential Revenues	1.3%	1.6%	(0.2%)

2nd Quarter 2023 Earnings Release	13

Equity Residential Second Quarter 2023 vs. Second Quarter 2022 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
Markets/Metro Areas	Apartment Units	Q2 2023 % of Actual NOI	Q2 2023 Average Rental Rate	Q2 2023 Weighted Average Physical Occupancy %	Q2 2023 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	14,415	17.8%	$2,861	95.0%	11.2%	(0.2%)	(1)	8.5%	(3.5%)	1.8%	(1.9%)	2.0%
Orange County	4,028	5.5%	2,787	95.9%	10.4%	3.4%	(1)	10.9%	1.5%	4.8%	(1.3%)	1.6%
San Diego	2,878	4.1%	2,997	95.8%	9.9%	7.6%		10.2%	6.9%	9.2%	(1.5%)	0.2%
Subtotal – Southern California	21,321	27.4%	2,865	95.3%	10.9%	1.5%		9.0%	(1.1%)	3.4%	(1.7%)	1.7%

San Francisco	11,368	16.4%	3,288	95.6%	10.9%	3.1%	(1)	6.7%	1.6%	4.3%	(1.1%)	1.5%
Washington, D.C.	14,400	15.9%	2,578	96.8%	10.6%	6.3%		1.4%	8.9%	6.3%	0.0%	(0.8%)
New York	8,536	14.2%	4,488	97.1%	10.1%	13.3%		3.6%	21.2%	13.4%	0.0%	(1.8%)
Seattle	9,525	10.9%	2,587	95.1%	14.4%	4.2%		3.7%	4.4%	4.4%	(0.2%)	(0.2%)
Boston	6,700	10.3%	3,405	96.5%	11.3%	8.3%		3.4%	10.4%	8.7%	(0.3%)	(0.7%)
Denver	2,498	2.7%	2,420	96.2%	17.2%	5.7%		6.0%	5.5%	6.2%	(0.5%)	(0.5%)
Other Expansion Markets	3,197	2.2%	1,990	94.9%	14.6%	5.1%		12.7%	(0.4%)	7.0%	(1.9%)	2.5%

Total	77,545	100.0%	$3,017	95.9%	11.6%	5.5%		5.3%	5.6%	6.4%	(0.8%)	0.4%

(1)
Excluding Bad Debt, Net, which includes the positive impact of governmental rental assistance in the second quarter of 2022, same store revenue growth would have been 5.6%, 6.9% and 4.6% for Los Angeles, Orange County and San Francisco, respectively.

Note: The above table reflects Residential same store results only. Residential operations account for approximately 96.2% of total revenues for the six months ended June 30, 2023.

2nd Quarter 2023 Earnings Release	14

Equity Residential Second Quarter 2023 vs. First Quarter 2023 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
Markets/Metro Areas	Apartment Units	Q2 2023 % of Actual NOI	Q2 2023 Average Rental Rate	Q2 2023 Weighted Average Physical Occupancy %	Q2 2023 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	14,415	17.5%	$2,861	95.0%	11.2%	2.5%	(5.3%)	6.3%	3.1%	(0.5%)	1.3%
Orange County	4,028	5.3%	2,787	95.9%	10.4%	2.3%	0.0%	3.0%	2.6%	(0.3%)	3.1%
San Diego	2,878	4.1%	2,997	95.8%	9.9%	2.5%	(1.3%)	3.7%	2.1%	0.4%	0.2%
Subtotal – Southern California	21,321	26.9%	2,865	95.3%	10.9%	2.5%	(4.1%)	5.2%	2.9%	(0.3%)	1.5%

San Francisco	11,568	16.4%	3,283	95.5%	10.9%	1.3%	(5.4%)	4.4%	1.3%	(0.1%)	1.3%
Washington, D.C.	14,716	16.1%	2,587	96.8%	10.6%	2.2%	(4.7%)	5.7%	1.9%	0.2%	3.2%
New York	8,536	14.0%	4,488	97.1%	10.1%	1.6%	(3.9%)	5.8%	1.3%	0.3%	2.6%
Seattle	9,525	10.7%	2,587	95.1%	14.4%	0.3%	2.8%	(0.7%)	0.3%	0.0%	3.3%
Boston	7,170	11.1%	3,477	96.5%	11.6%	3.0%	(9.2%)	8.8%	2.0%	1.0%	3.6%
Denver	2,498	2.7%	2,420	96.2%	17.2%	1.4%	(9.1%)	6.2%	1.5%	(0.1%)	6.1%
Other Expansion Markets	3,197	2.1%	1,990	94.9%	14.6%	1.0%	(7.3%)	9.1%	1.0%	0.0%	2.2%

Total	78,531	100.0%	$3,026	95.9%	11.6%	1.8%	(4.5%)	5.1%	1.8%	0.0%	2.5%

Note: The above table reflects Residential same store results only. Residential operations account for approximately 96.2% of total revenues for the six months ended June 30, 2023.

2nd Quarter 2023 Earnings Release	15

Equity Residential June YTD 2023 vs. June YTD 2022 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year
Markets/Metro Areas	Apartment Units	June YTD 23 % of Actual NOI	June YTD 23 Average Rental Rate	June YTD 23 Weighted Average Physical Occupancy %	June YTD 23 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	14,415	17.8%	$2,818	95.2%	21.1%	2.8%	(1)	9.6%	0.0%	4.6%	(1.7%)	3.5%
Orange County	4,028	5.5%	2,752	96.1%	17.8%	6.5%	(1)	10.5%	5.4%	7.7%	(1.1%)	2.7%
San Diego	2,706	3.9%	2,931	95.6%	19.1%	7.2%		7.7%	7.0%	8.8%	(1.5%)	0.7%
Subtotal – Southern California	21,149	27.2%	2,820	95.4%	20.2%	4.1%		9.5%	2.0%	5.7%	(1.6%)	2.9%

San Francisco	11,368	16.5%	3,265	95.6%	20.4%	4.8%	(1)	7.0%	3.9%	5.9%	(1.0%)	1.6%
Washington, D.C.	14,400	16.0%	2,555	96.7%	17.9%	6.6%		3.7%	8.0%	6.7%	(0.1%)	(1.7%)
New York	8,536	14.3%	4,459	96.9%	17.6%	16.2%		3.7%	27.5%	16.4%	(0.2%)	(2.5%)
Seattle	9,525	11.3%	2,583	95.1%	25.6%	6.3%		3.3%	7.6%	6.2%	0.1%	(0.3%)
Boston	6,700	10.2%	3,374	96.1%	19.2%	9.0%		5.4%	10.6%	9.3%	(0.2%)	(0.5%)
Denver	2,498	2.7%	2,402	96.3%	28.3%	6.8%		12.1%	4.7%	6.7%	0.0%	0.0%
Other Expansion Markets	2,776	1.8%	1,984	94.7%	25.4%	5.2%		17.5%	(4.0%)	7.0%	(1.9%)	1.1%

Total	76,952	100.0%	$2,995	95.9%	20.6%	7.3%		6.2%	7.8%	8.0%	(0.7%)	0.4%

(1)
Excluding Bad Debt, Net, which includes the positive impact of governmental rental assistance in the six months ended June 30, 2022, same store revenue growth would have been 6.1%, 7.7% and 5.4% for Los Angeles, Orange County and San Francisco, respectively.

Note: The above table reflects Residential same store results only. Residential operations account for approximately 96.2% of total revenues for the six months ended June 30, 2023.

2nd Quarter 2023 Earnings Release	16

Equity Residential

Same Store Residential Net Effective Lease Pricing Statistics

For 76,952 Same Store Apartment Units

	New Lease Change (1)		Renewal Rate Achieved (1)		Blended Rate (1)
Markets/Metro Areas	Q2 2023	Q1 2023	Q2 2023	Q1 2023	Q2 2023	Q1 2023
Southern California	3.5%	4.6%	6.9%	6.2%	5.4%	5.4%
San Francisco	1.4%	2.0%	6.0%	6.1%	3.8%	4.3%
Washington, D.C.	4.8%	2.4%	6.5%	6.0%	5.7%	4.4%
New York	4.2%	2.4%	5.1%	6.3%	4.7%	4.6%
Seattle	(3.8%)	(5.8%)	4.5%	5.6%	0.4%	(0.2%)
Boston	4.4%	0.6%	6.1%	6.9%	5.4%	3.8%
Denver	0.9%	(2.4%)	5.0%	5.8%	2.6%	0.8%
Other Expansion Markets	(4.8%)	(5.3%)	4.4%	5.5%	(0.8%)	(0.8%)
Total	2.3%	1.3%	5.9%	6.1%	4.3%	3.9%

(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for definitions. See page 4 for July 2023 preliminary data.

2nd Quarter 2023 Earnings Release	17

Equity Residential

Second Quarter 2023 vs. Second Quarter 2022

Total Same Store Operating Expenses Including 77,545 Same Store Apartment Units

($ in thousands)

	Q2 2023	Q2 2022	$ Change (1)	% Change	% of Q2 2023 Operating Expenses
Real estate taxes	$90,898	$88,963	$1,935	2.2%	41.5%
On-site payroll	42,504	39,022	3,482	8.9%	19.4%
Utilities	31,578	31,501	77	0.2%	14.4%
Repairs and maintenance	31,233	27,421	3,812	13.9%	14.3%
Insurance	8,455	7,397	1,058	14.3%	3.9%
Leasing and advertising	2,528	2,619	(91)	(3.5%)	1.1%
Other on-site operating expenses	11,838	10,655	1,183	11.1%	5.4%
Total Same Store Operating Expenses (2) (includes Residential and Non-Residential)	$219,034	$207,578	$11,456	5.5%	100.0%

June YTD 2023 vs. June YTD 2022

Total Same Store Operating Expenses Including 76,952 Same Store Apartment Units

($ in thousands)

	YTD 2023	YTD 2022	$ Change (1)	% Change	% of YTD 2023 Operating Expenses
Real estate taxes	$180,521	$176,328	$4,193	2.4%	40.6%
On-site payroll	84,629	80,021	4,608	5.8%	19.1%
Utilities	69,925	65,520	4,405	6.7%	15.7%
Repairs and maintenance	61,120	53,077	8,043	15.2%	13.8%
Insurance	16,830	14,719	2,111	14.3%	3.8%
Leasing and advertising	5,003	4,949	54	1.1%	1.1%
Other on-site operating expenses	26,223	23,072	3,151	13.7%	5.9%
Total Same Store Operating Expenses (2) (includes Residential and Non-Residential)	$444,251	$417,686	$26,565	6.4%	100.0%

(1)
The quarter-over-quarter and year-over-year changes were primarily driven by the following factors:

Real estate taxes – Increase due to modest escalation in rates and assessed values.

On-site payroll – Increase due primarily to challenging comparable period and elevated employee benefit costs, partially offset by the impact of innovation initiatives.

Utilities – Moderation in the quarter-over-quarter rate of increase is primarily driven by lower commodity prices for gas and electric. Year-over-year increase primarily driven by higher commodity prices for gas and electric and higher trash expense.

Repairs and maintenance – Quarter-over-quarter increase primarily driven by continued wage pressure, particularly due to higher minimum wage on contracted services. Year-over-year increase was also impacted by increased outsourcing due to higher internal staffing utilization to address issues from California rain storms that occurred earlier this year.

Insurance – Increase due to higher premiums on property insurance renewal due to challenging conditions in the insurance market.

Other on-site operating expenses – Increase primarily driven by higher property-related legal expenses.

(2)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

2nd Quarter 2023 Earnings Release	18

Equity Residential

Debt Summary as of June 30, 2023

($ in thousands)

	Debt Balances (1)	% of Total	Weighted Average Rates (1)	Weighted Average Maturities (years)
Secured	$1,913,069	25.7%	3.63%	4.4
Unsecured	5,529,847	74.3%	3.59%	9.0
Total	$7,442,916	100.0%	3.60%	7.8
Fixed Rate Debt:
Secured – Conventional	$1,609,298	21.6%	3.45%	3.4
Unsecured – Public	5,345,373	71.8%	3.54%	9.3
Fixed Rate Debt	6,954,671	93.4%	3.52%	8.0
Floating Rate Debt:
Secured – Conventional	66,863	0.9%	7.17%	2.0
Secured – Tax Exempt	236,908	3.2%	3.47%	11.0
Unsecured – Revolving Credit Facility	—	—	—	4.3
Unsecured – Commercial Paper Program (2)	184,474	2.5%	5.12%	—
Floating Rate Debt	488,245	6.6%	4.71%	5.8
Total	$7,442,916	100.0%	3.60%	7.8
(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)
At June 30, 2023, the weighted average maturity of commercial paper outstanding was 26 days. The weighted average amount outstanding for the six months ended June 30, 2023 was approximately $164.5 million.

Note: The Company capitalized interest of approximately $7.0 million and $2.3 million during the six months ended June 30, 2023 and 2022, respectively. The Company capitalized interest of approximately $3.6 million and $1.3 million during the quarters ended June 30, 2023 and 2022, respectively.

2nd Quarter 2023 Earnings Release	19

Equity Residential

Debt Maturity Schedule as of June 30, 2023

($ in thousands)

Year	Fixed Rate	Floating Rate		Total	% of Total	Weighted Average Coupons on Fixed Rate Debt (1)	Weighted Average Coupons on Total Debt (1)
2023 (2)	$800,000	$188,487	(3)	$988,487	13.2%	4.21%	4.45%
2024	—	6,200		6,200	0.1%	N/A	3.86%
2025	450,000	75,976		525,976	7.0%	3.38%	3.96%
2026	592,025	9,000		601,025	8.0%	3.58%	3.58%
2027	400,000	9,800		409,800	5.4%	3.25%	3.26%
2028	900,000	10,700		910,700	12.1%	3.79%	3.79%
2029	888,120	11,500		899,620	12.0%	3.30%	3.31%
2030	1,095,000	12,700		1,107,700	14.7%	2.55%	2.56%
2031	528,500	39,800		568,300	7.6%	1.94%	2.08%
2032	—	28,000		28,000	0.4%	N/A	3.64%
2033+	1,350,850	110,900		1,461,750	19.5%	4.39%	4.28%
Subtotal	7,004,495	503,063		7,507,558	100.0%	3.48%	3.57%
Deferred Financing Costs and Unamortized (Discount)	(49,824)	(14,818)		(64,642)	N/A	N/A	N/A
Total	$6,954,671	$488,245		$7,442,916	100.0%	3.48%	3.57%
(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)
As of June 30, 2023, the Company had $450.0 million of ten-year forward starting SOFR swaps outstanding at a weighted average rate of 2.90% (currently equivalent to a ten-year U.S. Treasury of approximately 3.15%) to hedge the U.S. Treasury risk for the refinancing of 2023 maturities. See the Capital Markets Activity on page 4 of this release for details of subsequent activity related to these swaps.
(3)
Includes $185.2 million in principal outstanding on the Company's Commercial Paper Program.

2nd Quarter 2023 Earnings Release	20

Equity Residential

Selected Unsecured Public Debt Covenants

	June 30,	March 31,
	2023	2023
Debt to Adjusted Total Assets (not to exceed 60%)	26.9%	26.7%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	7.7%	8.0%

Consolidated Income Available for Debt Service to Maximum Annual Service Charges (must be at least 1.5 to 1)	6.21	6.30

Total Unencumbered Assets to Unsecured Debt (must be at least 125%)	518.6%	528.9%

Note: These selected covenants represent the most restrictive financial covenants relating to ERP Operating Limited Partnership's ("ERPOP") outstanding public debt securities. Equity Residential is the general partner of ERPOP.

Selected Credit Ratios

	June 30,	March 31,
	2023	2023
Total debt to Normalized EBITDAre	4.30x	4.27x

Net debt to Normalized EBITDAre	4.27x	4.17x

Unencumbered NOI as a % of total NOI	88.5%	88.3%

Note: See Normalized EBITDAre Reconciliations for detail.

2nd Quarter 2023 Earnings Release	21

Equity Residential

Capital Structure as of June 30, 2023

(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$1,913,069	25.7%
Unsecured Debt			5,529,847	74.3%
Total Debt			7,442,916	100.0%	22.3%
Common Shares (includes Restricted Shares)	379,032,722	96.8%
Units (includes OP Units and Restricted Units)	12,415,452	3.2%
Total Shares and Units	391,448,174	100.0%
Common Share Price at June 30, 2023	$65.97
			25,823,836	99.9%
Perpetual Preferred Equity (see below)			37,280	0.1%
Total Equity			25,861,116	100.0%	77.7%

Total Market Capitalization			$33,304,032		100.0%

Perpetual Preferred Equity as of June 30, 2023

(Amounts in thousands except for share and per share amounts)

Series	Call Date	Outstanding Shares	Liquidation Value	Annual Dividend Per Share	Annual Dividend Amount
Preferred Shares:
8.29% Series K	12/10/26	745,600	$37,280	$4.145	$3,091

2nd Quarter 2023 Earnings Release	22

Equity Residential Common Share and Unit Weighted Average Amounts Outstanding

	June YTD 2023	June YTD 2022	Q2 2023	Q2 2022
Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	378,492,171	375,639,505	378,641,804	375,768,632
Shares issuable from assumed conversion/vesting of:
- OP Units	11,449,790	11,891,583	11,390,569	11,895,086
- long-term compensation shares/units	1,121,169	1,862,666	1,155,127	1,697,634
- ATM forward sales	—	68,823	—	1,470
Total Common Shares and Units - diluted	391,063,130	389,462,577	391,187,500	389,362,822

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	378,492,171	375,639,505	378,641,804	375,768,632
OP Units - basic	11,449,790	11,891,583	11,390,569	11,895,086
Total Common Shares and OP Units - basic	389,941,961	387,531,088	390,032,373	387,663,718
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	1,121,169	1,862,666	1,155,127	1,697,634
- ATM forward sales	—	68,823	—	1,470
Total Common Shares and Units - diluted	391,063,130	389,462,577	391,187,500	389,362,822

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	379,032,722	376,118,433
Units (includes OP Units and Restricted Units)	12,415,452	12,851,180
Total Shares and Units	391,448,174	388,969,613

2nd Quarter 2023 Earnings Release	23

Equity Residential Development and Lease-Up Projects as of June 30, 2023 (Amounts in thousands except for project and apartment unit amounts)

								Estimated/Actual
Projects	Location	Ownership Percentage	No. of Apartment Units	Total Budgeted Capital Cost	Total Book Value to Date	Total Debt (1)	Percentage Completed	Start Date	Initial Occupancy	Completion Date	Stabilization Date	Percentage Leased / Occupied
CONSOLIDATED:
Projects Under Development:
Laguna Clara II	Santa Clara, CA	100%	225	$152,621	$50,916	$—	31%	Q2 2022	Q4 2024	Q1 2025	Q4 2025	– / –
Projects Under Development - Consolidated			225	152,621	50,916	—

Projects Completed Not Stabilized:
Reverb (fka 9th and W) (2)	Washington, D.C.	92%	312	108,027	103,675	66,863	99%	Q3 2021	Q2 2023	Q2 2023	Q3 2024	47% / 39%
Projects Completed Not Stabilized - Consolidated			312	108,027	103,675	66,863

UNCONSOLIDATED:
Projects Under Development:
Alloy Sunnyside	Denver, CO	80%	209	66,004	52,878	19,028	79%	Q3 2021	Q4 2023	Q2 2024	Q1 2025	– / –
Alexan Harrison	Harrison, NY	62%	450	198,664	140,799	38,549	69%	Q3 2021	Q1 2024	Q4 2024	Q2 2026	– / –
Solana Beeler Park	Denver, CO	90%	270	81,206	42,820	7,263	44%	Q4 2021	Q4 2023	Q2 2024	Q1 2025	– / –
Remy (Toll)	Frisco, TX	75%	357	96,937	61,366	18,338	58%	Q1 2022	Q1 2024	Q4 2024	Q3 2025	– / –
Settler (Toll)	Fort Worth, TX	75%	362	81,775	41,518	955	48%	Q2 2022	Q2 2024	Q3 2024	Q3 2025	– / –
Lyle (Toll) (2)	Dallas, TX	75%	334	86,332	28,244	7,680	34%	Q3 2022	Q4 2024	Q2 2025	Q1 2026	– / –
Projects Under Development - Unconsolidated			1,982	610,918	367,625	91,813

Total Development Projects - Consolidated			537	260,648	154,591	66,863
Total Development Projects - Unconsolidated			1,982	610,918	367,625	91,813
Total Development Projects			2,519	$871,566	$522,216	$158,676

NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS	Total Budgeted Capital Cost	Q2 2023 NOI
Projects Under Development - Consolidated	$152,621	$—
Projects Completed Not Stabilized - Consolidated	108,027	(16)
Projects Under Development - Unconsolidated	610,918	—
	$871,566	$(16)

(1)
All non-wholly owned projects are being partially funded with project-specific construction loans. None of these loans are recourse to the Company.
(2)
The land parcels under these projects are subject to long-term ground leases.

2nd Quarter 2023 Earnings Release	24

Equity Residential Capital Expenditures to Real Estate For the Six Months Ended June 30, 2023 (Amounts in thousands except for apartment unit and per apartment unit amounts)

	Same Store Properties		Non-Same Store Properties/Other		Total	Same Store Avg. Per Apartment Unit

Total Apartment Units	76,952		3,260		80,212

Building Improvements	$53,622		$4,626	(2)	$58,248	$697

Renovation Expenditures	31,400	(1)	11,241	(2)	42,641	408

Replacements	33,474		884		34,358	435

Capital Expenditures to Real Estate (3)	$118,496		$16,751		$135,247	$1,540

(1)
Renovation Expenditures on 1,050 same store apartment units for the six months ended June 30, 2023 approximated $29,904 per apartment unit renovated.
(2)
Includes expenditures for two properties that have been removed from same store while undergoing major renovations requiring a significant number of apartment units to be vacated to accommodate the extensive planned improvements. The renovations are expected to continue through at least the end of 2023 at both properties.
(3)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

2nd Quarter 2023 Earnings Release	25

Equity Residential
Normalized EBITDAre Reconciliations
(Amounts in thousands)

	Trailing Twelve Months		2023		2022
	June 30, 2023	March 31, 2023	Q2	Q1	Q4	Q3	Q2
Net income	$865,452	$953,268	$144,862	$220,071	$165,354	$335,165	$232,678
Interest expense incurred, net	270,230	276,529	65,590	66,401	65,827	72,412	71,889
Amortization of deferred financing costs	8,524	8,631	2,017	1,979	2,308	2,220	2,124
Amortization of above/below market lease intangibles	4,464	4,464	1,116	1,116	1,116	1,116	1,116
Depreciation	865,586	868,037	221,355	215,830	214,272	214,129	223,806
Income and other tax expense (benefit)	961	916	336	298	175	152	291
EBITDA	2,015,217	2,111,845	435,276	505,695	449,052	625,194	531,904

Net (gain) loss on sales of real estate properties	(296,652)	(404,636)	87	(100,209)	21	(196,551)	(107,897)
EBITDAre	1,718,565	1,707,209	435,363	405,486	449,073	428,643	424,007

Write-off of pursuit costs (other expenses)	4,258	4,649	661	1,332	1,484	781	1,052
(Income) loss from investments in unconsolidated entities - operations	5,207	5,152	1,223	1,382	1,575	1,027	1,168
Realized (gain) loss on investment securities (interest and other income)	3,315	3,317	—	87	3,225	3	2
Insurance/litigation settlement or reserve income (interest and other income)	(1,105)	(1,223)	(193)	(800)	(12)	(100)	(311)
Insurance/litigation/environmental settlement or reserve expense (other expenses)	9,257	5,744	3,513	4,999	745	—	—
Advocacy contributions (other expenses)	1,097	1,344	320	7	50	720	567
Data transformation project (other expenses)	4,605	3,200	1,405	2,080	1,120	—	—
Real estate tax transaction adjustment (real estate taxes)	(18,072)	(18,072)	—	—	(18,072)	—	—
Other	1,845	1,769	6	6	436	1,397	(70)
Normalized EBITDAre	$1,728,972	$1,713,089	$442,298	$414,579	$439,624	$432,471	$426,415

Balance Sheet Items:	June 30, 2023	March 31, 2023
Total debt	$7,442,916	$7,312,094
Cash and cash equivalents	(35,701)	(133,460)
Mortgage principal reserves/sinking funds	(28,802)	(27,017)
Net debt	$7,378,413	$7,151,617
Note: EBITDA, EBITDAre and Normalized EBITDAre do not include any adjustments for the Company’s share of partially owned unconsolidated entities or the minority partner’s share of partially owned consolidated entities due to the immaterial size of the Company’s partially owned portfolio.

2nd Quarter 2023 Earnings Release	26

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Six Months Ended June 30,			Quarter Ended June 30,
	2023	2022	Variance	2023	2022	Variance

Impairment – non-operating real estate assets	$—	$—	$—	$—	$—	$—

Write-off of pursuit costs (other expenses)	1,993	2,515	(522)	661	1,052	(391)

Write-off of unamortized deferred financing costs (interest expense)	47	92	(45)	47	92	(45)
Write-off of unamortized (premiums)/discounts/OCI (interest expense)	—	377	(377)	—	377	(377)
Debt extinguishment and preferred share redemption (gains) losses	47	469	(422)	47	469	(422)

(Income) loss from investments in unconsolidated entities ─ non-operating assets	944	734	210	317	310	7
Realized (gain) loss on investment securities (interest and other income)	87	(2,064)	2,151	—	2	(2)
Non-operating asset (gains) losses	1,031	(1,330)	2,361	317	312	5

Insurance/litigation settlement or reserve income (interest and other income)	(993)	(1,538)	545	(193)	(311)	118
Insurance/litigation/environmental settlement or reserve expense (other expenses)	8,512	750	7,762	3,513	—	3,513
Advocacy contributions (other expenses)	327	742	(415)	320	567	(247)
Data transformation project (other expenses)	3,485	—	3,485	1,405	—	1,405
Other	12	(139)	151	6	(70)	76
Other miscellaneous items	11,343	(185)	11,528	5,051	186	4,865

Adjustments from FFO to Normalized FFO	$14,414	$1,469	$12,945	$6,076	$2,019	$4,057

Note: See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

2nd Quarter 2023 Earnings Release	27

Equity Residential Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking. All guidance is given on a Normalized FFO basis. Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties and the write-off of pursuit costs, are not included in the estimates provided on this page. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

	Q3 2023	Revised Full Year 2023	Previous Full Year 2023

2023 Normalized FFO Guidance (per share diluted)

Expected Normalized FFO Per Share	$0.95 to $0.99	$3.77 to $3.83	$3.73 to $3.83 (3)

2023 Same Store Assumptions (includes Residential and Non-Residential)

Physical Occupancy		96.0%	96.0% (3)
Revenue change		5.5% to 6.25%	5.5% to 6.25% (3)
Expense change		4.0% to 4.5%	4.0% to 5.0% (3)
NOI change (1)		6.3% to 7.0%	6.0% to 7.0% (3)

2023 Transaction Assumptions

Consolidated rental acquisitions		$300.0M	$300.0M
Consolidated rental dispositions		$300.0M	$300.0M
Transaction Accretion (Dilution)		–	–

2023 Debt Assumptions

Weighted average debt outstanding		$7.35B to $7.55B	$7.375B to $7.575B
Interest expense, net (on a Normalized FFO basis)		$265.5M to $271.5M	$274.5M to $280.5M
Capitalized interest		$11.0M to $14.0M	$10.0M to $14.0M

2023 Capital Expenditures to Real Estate Assumptions for Same Store Properties (2)

Capital Expenditures to Real Estate for Same Store Properties		$255.0M	$240.0M
Capital Expenditures to Real Estate per Same Store Apartment Unit		$3,315	$3,100

2023 Other Guidance Assumptions

Property management expense		$116.5M to $119.5M	$119.0M to $122.0M
General and administrative expense		$59.5M to $63.5M	$55.5M to $59.5M
Debt offerings		$530.0M	$400.0M to $600.0M
Weighted average Common Shares and Units - Diluted		391.3M	391.3M

(1)
Approximately 20 basis point change in NOI percentage = $0.01 per share change in EPS/FFO per share/Normalized FFO per share.
(2)
During 2023, the Company expects to spend approximately $75.0 million for apartment unit Renovation Expenditures on approximately 2,500 same store apartment units at an average cost of approximately $30,000 per apartment unit renovated, which is included in the Capital Expenditures to Real Estate assumptions noted above.
(3)
Represents the updated guidance provided in the Company's May 30, 2023 press release. All other Previous Full Year 2023 items represent the guidance provided in the Company's first quarter 2023 earnings release.

2nd Quarter 2023 Earnings Release	28

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

This Earnings Release and Supplemental Financial Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other real estate investment trusts (“REIT”) and, accordingly, may not be comparable. These non-GAAP financial measures should not be considered as an alternative to net earnings or any other measurement of performance computed in accordance with accounting principles generally accepted in the United States (“GAAP”) or as an alternative to cash flows from specific operating, investing or financing activities. Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset. The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total Residential rental revenues reflected on a straight-line basis in accordance with GAAP divided by the weighted average occupied apartment units for the reporting period presented.

Bad Debt, Net – Change in rental income due to bad debt write-offs and reserves, net of amounts collected on previously written-off or reserved accounts.

Blended Rate – The weighted average of New Lease Change and Renewal Rate Achieved.

Capital Expenditures to Real Estate:

Building Improvements – Includes roof replacement, paving, building mechanical equipment systems, exterior siding and painting, major landscaping, furniture, fixtures and equipment for amenities and common areas, vehicles and office and maintenance equipment.

Renovation Expenditures – Apartment unit renovation costs (primarily kitchens and baths) designed to reposition these units for higher rental levels in their respective markets.

Replacements – Includes appliances, mechanical equipment, fixtures and flooring (including hardwood and carpeting).

Debt Balances:

Commercial Paper Program – The Company may borrow up to a maximum of $1.0 billion under its Commercial Paper Program subject to market conditions. The notes bear interest at various floating rates.

Revolving Credit Facility – The Company’s $2.5 billion unsecured revolving credit facility matures October 26, 2027. The interest rate on advances under the facility will generally be SOFR plus a spread (currently 0.725%), or based on bids received from the lending group, and an annual facility fee (currently 0.125%). Both the spread and the facility fee are dependent on the Company’s senior unsecured credit rating. In addition, the Company limits its utilization of the facility in order to maintain liquidity to support its $1.0 billion Commercial Paper Program along with certain other obligations. The following table presents the availability on the Company’s unsecured revolving credit facility:

June 30, 2023
Unsecured revolving credit facility commitment	$2,500,000
Commercial paper balance outstanding	(185,187)
Unsecured revolving credit facility balance outstanding	—
Other restricted amounts	(3,484)
Unsecured revolving credit facility availability	$2,311,329

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios. These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit. The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt. These covenants generally reflect our most restrictive financial covenants. The Company was in compliance with its unsecured debt covenants for all periods presented.

2nd Quarter 2023 Earnings Release	29

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Development Yield – NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset. The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $150-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sales price of the asset. The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP. Expected EPS is calculated on a basis consistent with actual EPS. Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

EBITDA for Real Estate and Normalized EBITDA for Real Estate:

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) – The National Association of Real Estate Investment Trusts (“Nareit”) defines EBITDAre (September 2017 White Paper) as net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, impairment write-downs of depreciated operating properties, impairment write-downs of investments in unconsolidated entities caused by a decrease in value of depreciated operating properties within the joint venture and adjustments to reflect the Company’s share of EBITDAre of investments in unconsolidated entities.

The Company believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of the Company’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry, and by excluding gains or losses related to sales or impairment of depreciated operating properties, EBITDAre can help compare the Company’s credit strength between periods or as compared to different companies.

Normalized Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“Normalized EBITDAre”) – Represents net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for non-comparable items. Normalized EBITDAre, total debt to Normalized EBITDAre and net debt to Normalized EBITDAre are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations. The Company believes that Normalized EBITDAre, total debt to Normalized EBITDAre, and net debt to Normalized EBITDAre are useful to investors, creditors and rating agencies because they allow investors to compare the Company’s credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual credit quality.

Economic Gain (Loss) – Economic Gain (Loss) is calculated as the net gain (loss) on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation. The Company generally considers Economic Gain (Loss) to be an appropriate supplemental measure to net gain (loss) on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, renovation, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property. The following table presents a reconciliation of net gain (loss) on sales of real estate properties in accordance with GAAP to Economic Gain (Loss):

	Six Months Ended June 30, 2023	Quarter Ended June 30, 2023
Net Gain (Loss) on Sales of Real Estate Properties	$100,122	$(87)
Accumulated Depreciation Gain	(36,486)	—
Economic Gain (Loss)	$63,636	$(87)

Forecasted Embedded Growth – The positive or negative contribution to growth implied by annualizing total lease income anticipated for the last month of the current year (without regard to vacancy) compared to anticipated actual full year lease income for the current year (without regard to vacancy) and excluding the impact of Leasing Concessions and other income. This metric is a helpful data point in that it captures the impact of leases in existence at the end of the current year and their impact on rental income for the following year.

2nd Quarter 2023 Earnings Release	30

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

FFO and Normalized FFO:

Funds From Operations (“FFO”) – Nareit defines FFO (December 2018 White Paper) as net income (computed in accordance with GAAP), excluding gains or losses from sales and impairment write-downs of depreciable real estate and land when connected to the main business of a REIT, impairment write-downs of investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and depreciation and amortization related to real estate. Adjustments for partially owned consolidated and unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses from sales and impairment write-downs of depreciable real estate and excluding depreciation related to real estate (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO" or "NFFO") – Normalized FFO begins with FFO and excludes:

•
the impact of any expenses relating to non-operating real estate asset impairment;
•
pursuit cost write-offs;
•
gains and losses from early debt extinguishment and preferred share redemptions;
•
gains and losses from non-operating assets; and
•
other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP. Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity. The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP. The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership". Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

2nd Quarter 2023 Earnings Release	31

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for Consolidated Statements of Funds From Operations and Normalized Funds From Operations.

	Actual June	Actual June	Actual	Actual	Expected	Expected
	YTD 2023	YTD 2022	Q2 2023	Q2 2022	Q3 2023	2023
	Per Share	Per Share	Per Share	Per Share	Per Share	Per Share
EPS – Diluted	$0.92	$0.78	$0.37	$0.59	$0.59 to $0.63	$1.95 to $2.01
Depreciation expense	1.11	1.16	0.56	0.58	0.56	2.23
Net (gain) loss on sales	(0.25)	(0.28)	—	(0.28)	(0.21)	(0.46)
Impairment – operating real estate assets	—	—	—	—	—	—

FFO per share – Diluted	1.78	1.66	0.93	0.89	0.94 to 0.98	3.72 to 3.78

Impairment – non-operating real estate assets	—	—	—	—	—	—
Write-off of pursuit costs	0.01	—	—	—	—	0.01
Debt extinguishment and preferred share redemption (gains) losses	—	—	—	—	—	—
Non-operating asset (gains) losses	—	—	—	—	—	—
Other miscellaneous items	0.03	—	0.01	—	0.01	0.04

Normalized FFO per share – Diluted	$1.82	$1.66	$0.94	$0.89	$0.95 to $0.99	$3.77 to $3.83

Lease-Up NOI – Represents NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% occupancy for three consecutive months) for all of the current and comparable periods presented.

Leasing Concessions – Reflects upfront discounts on both new move-in and renewal leases on a straight-line basis.

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties. NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance). The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties. NOI does not include an allocation of property management expenses either in the current or comparable periods. Rental income for all leases and operating expense for ground leases (for both same store and non-same store properties) are reflected on a straight-line basis in accordance with GAAP for the current and comparable periods.

The following tables present reconciliations of operating income per the consolidated statements of operations to NOI, along with rental income, operating expenses and NOI per the consolidated statements of operations allocated between same store and non-same store/other results (see Same Store Results):

	Six Months Ended June 30,		Quarter Ended June 30,
	2023	2022	2023	2022
Operating income	$516,049	$459,672	$218,461	$309,934
Adjustments:
Property management	62,145	57,306	30,679	26,559
General and administrative	35,041	33,661	18,876	16,423
Depreciation	437,185	453,767	221,355	223,806
Net (gain) loss on sales of real estate properties	(100,122)	(107,795)	87	(107,897)
Total NOI	$950,298	$896,611	$489,458	$468,825
Rental income:
Same store	$1,375,078	$1,281,947	$697,444	$661,374
Non-same store/other	47,319	58,431	19,865	25,656
Total rental income	1,422,397	1,340,378	717,309	687,030
Operating expenses:
Same store	444,251	417,686	219,034	207,578
Non-same store/other	27,848	26,081	8,817	10,627
Total operating expenses	472,099	443,767	227,851	218,205
NOI:
Same store	930,827	864,261	478,410	453,796
Non-same store/other	19,471	32,350	11,048	15,029
Total NOI	$950,298	$896,611	$489,458	$468,825

2nd Quarter 2023 Earnings Release	32

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

New Lease Change – The net effective change in rent (inclusive of Leasing Concessions) for a lease with a new or transferring resident compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Non-Residential – Consists of revenues and expenses from retail and public parking garage operations.

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2022 and 2023, plus any properties in lease-up and not stabilized as of January 1, 2022.

Percentage of Residents Renewing – Leases renewed expressed as a percentage of total renewal offers extended during the reporting period.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Pricing Trend – Weighted average of 12-month base rent including amenity amount less Leasing Concessions on 12-month signed leases for the reporting period.

Renewal Rate Achieved – The net effective change in rent (inclusive of Leasing Concessions) for a new lease on an apartment unit where the lease has been renewed as compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Residential – Consists of multifamily apartment revenues and expenses.

Same Store Operating Expenses:

On-site Payroll – Includes payroll and related expenses for on-site personnel including property managers, leasing consultants and maintenance staff.

Other On-site Operating Expenses – Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

Repairs and Maintenance – Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

Utilities – Represents gross expenses prior to any recoveries under the Resident Utility Billing System (“RUBS”). Recoveries are reflected in rental income.

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2022, less properties subsequently sold. Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented.

Same Store Residential Revenues – Revenues from our Same Store Properties presented on a GAAP basis which reflects the impact of Leasing Concessions on a straight-line basis.

Same Store Residential Revenues with Leasing Concessions on a cash basis is presented in Same Store Results and is considered by the Company to be a supplemental measure to Same Store Residential Revenues in conformity with GAAP to help investors evaluate the impact of both current and historical Leasing Concessions on GAAP-based Same Store Residential Revenues and to more readily enable comparisons to revenue as reported by other companies. Same Store Residential Revenues with Leasing Concessions on a cash basis reflects the impact of Leasing Concessions used in the period and allows an investor to understand the historical trend in cash Leasing Concessions.

% of Stabilized Budgeted NOI – Represents original budgeted 2023 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% occupancy for three consecutive months) for properties that are in lease-up.

Total Budgeted Capital Cost – Estimated remaining cost for projects under development and/or developed plus all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP. Amounts for partially owned consolidated and unconsolidated properties are presented at 100% of the project.

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Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt. The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade. However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

Traffic – Consists of an expression of interest in an apartment by completing an in-person tour, self-guided tour or virtual tour that may result in an application to lease.

Transaction Accretion (Dilution) – Represents the spread between the Acquisition Cap Rate and the Disposition Yield.

Turnover – Total Residential move-outs (including inter-property and intra-property transfers) divided by total Residential apartment units.

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

Unlevered Internal Rate of Return (“IRR”) – The Unlevered IRR on sold properties is the compound annual rate of return calculated by the Company based on the timing and amount of: (i) the gross purchase price of the property plus any direct acquisition costs incurred by the Company; (ii) total revenues earned during the Company’s ownership period; (iii) total direct property operating expenses (including real estate taxes and insurance) incurred during the Company’s ownership period; (iv) capital expenditures incurred during the Company’s ownership period; and (v) the gross sales price of the property net of selling costs.

The calculation of the Unlevered IRR does not include an adjustment for the Company’s property management expense, general and administrative expense or interest expense (including loan assumption costs and other loan-related costs). Therefore, the Unlevered IRR is not a substitute for net income as a measure of our performance. Management believes that the Unlevered IRR achieved during the period a property is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development, renovation, management and ultimate sale of a property, before the impact of Company overhead. The Unlevered IRR achieved on the properties as cited in this release should not be viewed as an indication of the gross value created with respect to other properties owned by the Company, and the Company does not represent that it will achieve similar Unlevered IRRs upon the disposition of other properties. The weighted average Unlevered IRR for sold properties is weighted based on all cash flows over the investment period for each respective property, including net sales proceeds.

Weighted Average Coupons – Contractual interest rate for each debt instrument weighted by principal balances as of June 30, 2023. In case of debt for which fair value hedges are in place, the rate payable under the corresponding derivatives is used in lieu of the contractual interest rate.

Weighted Average Rates – Interest expense for each debt instrument for the six months ended June 30, 2023 weighted by its average principal balance for the same period. Interest expense includes amortization of premiums, discounts and other comprehensive income on debt and related derivative instruments. In case of debt for which derivatives are in place, the income or expense recognized under the corresponding derivatives is included in the total interest expense for the period.

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